Exhibit 10.11

HEALTHSOUTH CORPORATION

AMENDED AND RESTATED

CHANGE IN CONTROL

BENEFITS PLAN

HEALTHSOUTH Corporation, a Delaware corporation (the "Company") has adopted the HealthSouth Corporation Change in Control Benefits Plan (the "Plan") for the benefit of certain Participant employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. The Plan is intended to help retain qualified employees, maintain a stable work environment and provide financial security to certain Participant employees of the Company in the event of a Change in Control. The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations § 2510.3-2(b).

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

Section 1.01Definitions. Capitalized terms used in this Plan shall have the following respective meanings, except as otherwise provided or as the context shall otherwise require:

"Annual Salary" shall mean the base salary paid to a Participant immediately prior to his or her Termination Date on an annual basis exclusive of any bonus payments or additional payments under any Benefit Plan.

"Benefit Plan" shall mean any "employee benefit plan" (including any employee benefit plan within the meaning of Section 3(3) of ERISA), program, arrangement or practice maintained, sponsored or provided by the Company, including those relating to compensation, bonuses, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, paid time off benefits, insurance coverage (including any self-insured arrangements) health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits).

"Board" means the Board of Directors of the Company.

"Cause" shall have the meaning set forth in any individual employment, severance or similar agreement between the Company and a Participant, or in the event that a Participant is not party to such an agreement, Cause shall mean:

(i)        the Company's procurement of evidence of the Participant's act of fraud, misappropriation, or embezzlement with respect to the Company;

(ii)       the Participant's indictment for, conviction of, or plea of guilty or no contest to, any felony (other than a minor traffic violation);

(iii)      the suspension or debarment of the Participant or of the Company or any of its affiliated companies or entities as a direct result of any willful or grossly negligent act or omission of the Participant in connection with his employment with the Company from participation in any Federal or state health care program. For purposes of this clause (iii), the Participant shall not have acted in a “willful” manner if the Participant acted, or failed to act, in a manner that he believed in good faith to be in, or not opposed to the best interests of the Company;

(iv)      the Participant's admission of liability of, or finding by a court or the SEC (or a similar agency of any applicable state) of liability for, the violation of any "Securities Laws" (as hereinafter defined) (excluding any technical violations of the Securities Laws which are not criminal in nature). As used herein, the term "Securities Laws" means any Federal of state law, rule or regulation governing the issuance or exchange of securities, including without limitation the Securities Act of 1933, the Securities Exchange and the rules and regulations promulgated thereunder;

(v)       a formal indication from any agency or instrumentality of any state or the United States of America, including but not limited to the United States Department of Justice, the SEC or any committee of the United States Congress that the Participant is a target or the subject of any investigation or proceeding into the actions or inactions of the Participant for a violation of any Securities Laws in connection with his employment by the Company (excluding any technical violations of the Securities law which are not criminal in nature);

(vi)      the Participant's failure after reasonable prior written notice from the Company to comply with any valid and legal directive of the Chief Executive Officer or the Board that is not remedied within thirty (30) days of the Participant being provided written notice thereof from the Company; or

(vii)     other than as provided in clauses (i) through (vi) above, the Participant's breach of any material provision of any employment agreement, if applicable, or the Participant’s breach of the material duties of the Participant’s job that is not remedied within thirty (30) days or repeated breaches of a similar nature, such as the failure to report to work, perform duties, or follow directions, all as provided herein, which shall not require additional notices as provided in clauses (i) through (vi) above.

Cause shall be determined by the affirmative vote of at least fifty percent (50%) of the members of the Board (excluding the Participant, if a Board member, and excluding any member of the Board involved in events leading to the Board's consideration of terminating the Participant for Cause).

"Change in Control" shall mean

(i)        the acquisition (other than from the Company) by any person, entity or "group" (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

(ii)       individuals who, as of the Effective Date, constitute the Board (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company) shall be, for purposes of this clause (ii), considered as though such person were a member of the Incumbent Board; or

(iii)      consummation of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own at least fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity's then-outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

"Code" shall mean the Internal Revenue Code of 1986, as amended. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations under such section.

"Common Stock" means $.01 par value common stock of the Company, and such other securities of the Company as may be substituted for Common Stock.

"Compensation Committee" shall mean the Compensation Committee of the Board.

"Disability" shall mean a physical or mental condition which is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months and which renders the Participant incapable of performing the work for which he is employed or similar work, as evidenced by eligibility for and actual receipt of benefits payable under a group disability plan or policy maintained by the Company or any of its subsidiaries that is by its terms applicable to the Participant.

"Effective Date" shall mean November 4, 2005, the original effective date of this Plan. The amendment and restatement contained herein shall be effective as of July __, 2008.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

"Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

"Good Reason" shall mean, when used with reference to any Participant, any of the following actions or failures to act, but in each case only if it occurs while such Participant is employed by the Company and then only if it is not consented to by such Participant in writing:

(i)        assignment of a position that is of a lesser rank than held by the Participant prior to the assignment and that results in a material adverse change in such Participant's reporting position, duties or responsibilities or title or elected or appointed offices as in effect immediately prior to the effective date of such change, or in the case of a Tier 1 or Tier 2 Participant who was immediately prior to the Change in Control an executive officer of the Company, such Participant ceasing to be an executive officer of a company with securities registered under the Exchange Act;

(ii)       a material reduction in such Participant’s total compensation from that in effect immediately prior to the Change in Control. For purposes of this clause (ii), “total compensation” shall mean the sum of base salary, target bonus opportunity and the opportunity to receive compensation in the form of equity in the Company. Notwithstanding the foregoing, a reduction will not be deemed to have occurred hereunder on account of (A) any change to a plan term other than ultimate target bonus opportunity or equity opportunity, (B) the actual payout of any bonus amount or equity amount, (C) any reduction resulting from changes in the market value of securities or other instruments paid or payable to the Participant, or (D) any reduction in the total compensation of a group of similarly situated Participants that includes such Participant; or

(iii)      any change in a Participant’s status as a Tier 1 Participant, Tier 2 Participant or Tier 3 Participant to a status that provides a lower benefit hereunder in the event of a Change in Control if such change in status occurs during the period beginning six (6) months prior to a Change in Control and ending twenty-four (24) months after a Change in Control; or

(iv)      any change of more than fifty (50) miles in the location of the principal place of employment of such Participant immediately prior to the effective date of such change.

For purposes of this definition, none of the actions described in clauses (i) and (ii) above shall constitute "Good Reason" with respect to any Participant if it was an isolated and inadvertent action not taken in bad faith by the Company and if it is remedied by the Company within thirty (30) days after receipt of written notice thereof given by such Participant (or, if the matter is not capable of remedy within thirty (30) days, then within a reasonable period of time following such thirty (30) day period, provided that the Company has commenced such remedy within said thirty (30) day period); provided that "Good Reason" shall cease to exist for any action described in clauses (i) through (iii) above on the sixtieth (60th) day following the later of the occurrence of such action or the Participant's knowledge thereof, unless such Participant has given the Company written notice thereof prior to such date.

"Participant" shall mean an employee of the Company who is included on Schedule A hereto, as that schedule may be amended in accordance with Section 2.01.

"Plan" shall mean this HealthSouth Corporation Change in Control Benefits Plan, as amended, restated, supplemented or modified from time to time in accordance with its terms.

"Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(i)        the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(ii)       the Company or any person, entity or "group" (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control; or

(iii)      the acquisition (other than from the Company) by any person, entity or "group" (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifteen (15%) or more of either the then-outstanding shares of Common Stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of Directors; or

(iv)      the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

"Successor" shall mean a successor to all or substantially all of the business, operations or assets of the Company.

"Termination Date" shall mean, with respect to any Participant, the termination date specified in the Termination Notice delivered by such Participant to the Company in accordance with Section 2.02 or as set forth in any Termination Notice delivered by the Company, or as applicable, the Participant's date of death.

"Termination Notice" shall mean, as appropriate, written notice from (a) a Participant to the Company purporting to terminate such Participant's employment for Good Reason in accordance with Section 2.02 or (b) the Company to any Participant purporting to terminate such Participant's employment for Cause or Disability in accordance with Section 2.03.

"Tier 1 Participant" shall mean each Participant designated in Schedule A hereto as a Tier 1 Participant, as that schedule may be amended in accordance with Section 2.01.

"Tier 2 Participant" shall mean each Participant designated in Schedule A hereto as a Tier 2 Participant, as that schedule may be amended in accordance with Section 2.01.

"Tier 3 Participant" shall mean each Participant designated in Schedule A hereto as a Tier 3 Participant, as that schedule may be amended in accordance with Section 2.01.

Section 1.02      Interpretation. In this Plan, unless a clear contrary intention appears, (a) the words "herein," "hereof" and "hereunder" refer to this Plan as a whole and not to any particular Article, Section or other subdivision, (b) reference to any Article or Section, means such Article or Section hereof and (c) the words "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

ELIGIBILITY AND BENEFITS

Section 2.01	Eligible Employees.

(a)       An employee of the Company shall be a "Participant" in the Plan during each calendar year (or partial calendar year) for which he or she has been designated as a Participant (and in the Tier so designated) by the Chief Executive Officer of the Company and for each succeeding calendar year, unless the Participant is given written notice by October 31 of the preceding year of the determination of the Chief Executive Officer or the Board that such Participant shall cease to be a Participant or shall participate in a different Tier for such succeeding calendar year. Notwithstanding the foregoing, any Participant may not be removed from the Plan, nor placed in a lower tier (with Tier 1 being the highest Tier and Tier 3 being the lowest Tier), during the pendency of, or within six (6) months following, a Potential Change in Control or within two years following a Change in Control.

(b)       This Plan is only for the benefit of Participants, and no other employees, personnel, consultants or independent contractors shall be eligible to participate in this Plan or to receive any rights or benefits hereunder.

Section 2.02      Termination Notices from Participants. For purposes of this Plan, in order for any Participant to terminate his or her employment for Good Reason, such Participant must give a Termination Notice to the Company, which notice shall be signed by such Participant, shall be dated the date it is given to the Company, shall specify the Termination Date and shall state that the termination is for Good Reason and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such Good Reason. Any Termination Notice given by a Participant that does not comply in all material respects with the foregoing requirements as well as the "Good Reason" definition provisions set forth in Section 1.01 shall be invalid and ineffective for purposes of this Plan. If the Company receives from any Participant a Termination Notice that it believes is invalid and ineffective as aforesaid, it shall promptly notify such Participant of such belief and the reasons therefor. Any termination of employment by the Participant that either does not constitute Good Reason or fails to meet the

Termination Notice requirements set forth above shall be deemed a termination by the Participant without Good Reason.

Section 2.03      Termination Notices from Company. For purposes of this Plan, in order for the Company to terminate any Participant's employment for Cause, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Cause and shall set forth in reasonable detail the particulars thereof. For purposes of this Plan, in order for the Company to terminate any Participant's employment for Disability, the Company must give a Termination Notice to such Participant, which notice shall be dated the date it is given to such Participant, shall specify the Termination Date and shall state that the termination is for Disability and shall set forth in reasonable detail the particulars thereof. Any Termination Notice given by the Company that does not comply, in all material respects, with the foregoing requirements shall be invalid and ineffective for purposes of this Plan. Any Termination Notice purported to be given by the Company to any Participant after the death or retirement of such Participant shall be invalid and ineffective.

Section 2.04      Accelerated Vesting of Equity. Upon the occurrence of a Change in Control, notwithstanding the provisions of any Benefit Plan or agreement (except as provided in this Section 2.04)

(a)       each outstanding option to purchase Company Common Stock (each, a "Stock Option") shall become automatically vested and exercisable and

(i)        in the case of those Stock Options outstanding as of the Effective Date, such Stock Options shall remain exercisable by such Participant until the later of the 15th day of the third month following the date at which, or December 31 of the calendar year in which, the Stock Option would have otherwise expired, but in no event beyond the original term of such Stock Option; and

(ii)       in the case of all Stock Options granted to a Participant after the Effective Date, such Stock Options shall remain exercisable by such Participant for a period of (x) three years in the case of a Tier 1 Participant, (y) two years in the case of a Tier 2 Participant or (z) one year in the case of a Tier 3 Participant, beyond the date at which the Stock Option would have otherwise expired, but in no event beyond the original term of such Stock Option;

(b)       the vesting restrictions based upon continued employment on all other awards relating to Common Stock (including but not limited to restricted stock, restricted stock units and stock appreciation rights) held by a Participant shall immediately lapse and in the case of restricted stock units and stock appreciation rights shall become immediately payable.

(c)       the vesting restrictions based upon achievement of performance criteria on any awards related to Common Stock (including but not limited to performance shares or performance share units) held by a Participant shall deemed to have been met to the extent determined by the Compensation Committee as constituted immediately prior to the Change of Control.

(d)       Notwithstanding the foregoing, in the event that the terms of any award under a Benefit Plan shall provide for vesting treatment of equity awards to such Participant that are more favorable than the provisions of paragraphs (a) through (c) above, the provisions of such award shall control the vesting treatment with respect to any equity awards to which such provisions are applicable.

ARTICLE III

SEVERANCE AND RELATED TERMINATION BENEFITS

Section 3.01      Termination of Employment. In the event that a Participant's employment is terminated within twenty-four months following a Change in Control or within three (3) months following a Potential Change in Control provided that a Change in Control occurs within six (6) months following such Potential Change in Control, (i) by the Participant for Good Reason or (ii) by the Company without Cause, then in each case, such Participant (or his or her beneficiary) shall be entitled to receive, and the Company shall be obligated to pay to the Participant, subject to Sections 3.02 through 3.04 hereof:

(a)	In the case of a Tier 1 Participant:

(i)  a lump sum payment within sixty (60) days following such Participant's Termination Date in an amount equal to 2.99 times the sum of (A) the Participant's highest Annual Salary in the three years preceding the Termination Date plus (B) the average of the actual bonuses received by such Participant for the three (3) years preceding the Termination Date; plus

(ii) a lump sum payment equal to all unused paid time off accrued by such Participant as of the Termination Date under the Company's paid time off policy; plus

(iii)all accrued but unpaid compensation earned by such Participant as of the Termination Date to be paid by the Company as soon as practicable following the Termination Date ((ii) and (iii), together referred to herein as the "Accrued Obligations").

(iv)In addition, for a period of thirty-six months following the Termination Date, such Participant and his or her dependents shall continue to be covered by all life, health care, medical and dental insurance plans and programs (excluding disability) maintained by the Company under which the Participant was covered immediately prior to the Termination Date (collectively the "Continued Benefits") at the same cost sharing between the Company and Participant as a similarly situated active employee.

(b)	In the case of a Tier 2 Participant

(i)  a lump sum payment within sixty (60) days following such Participant's Termination Date in an amount equal to two times the sum of (A) the Participant's highest Annual Salary in the three years preceding the Termination Date plus (B) the average of the actual bonuses received by such Participant for the three (3) years preceding the Termination Date; plus

(ii) payment of all Accrued Obligations as soon as practicable following the Termination Date.

(iii)In addition, for a period of twenty-four months following the Termination Date, such Participant and his or her dependents shall receive Continued Benefits at the same cost sharing between the Company and Participant as a similarly situated active employee.

(c)	In the case of a Tier 3 Participant

(i)  a lump sum payment within sixty (60) days following such Participant's Termination Date in an amount equal to the sum of (A) the Participant's highest Annual Salary in the three years preceding the Termination Date plus (B) the average of the actual bonuses received by such Participant for the three (3) years preceding the Termination Date; plus

(ii) payment of all Accrued Obligations as soon as practicable following the Termination Date.

(iii)In addition, for a period of twelve months following the Termination Date, such Participant and his or her dependents shall receive Continued Benefits at the same cost sharing between the Company and Participant as a similarly situated active employee.

(d)       Notwithstanding anything herein to the contrary, in the event that a Participant is deemed to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, the lump sum severance payment, together with interest at the an annual rate (compounded monthly) equal to the federal short-term rate (as in effect under Section 1274(d) of the Code on the Termination Date) shall be paid to such Participant immediately following the six-month anniversary of the Termination Date and no later than thirty (30) days following such anniversary and in no event may the provision of Continued Benefits extend beyond December 31 of the second calendar year following the year in which the Termination Date occurs. In any event, all Accrued Obligations shall be paid to the Participant as soon as practicable following the Termination Date and no later than sixty (60) days following the Termination Date.

Section 3.02	Golden Parachute Tax.

(a)       Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment or distribution to or for the benefit of any

Participant or the acceleration thereof (the "Triggering Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (collectively, such excise tax, together with any such interest or penalties, the "Excise Tax") (all such payments and benefits, including any cash severance payments payable pursuant to any other plan, arrangement or agreement, hereinafter referred to as the "Total Payments"), then, after taking into account any reduction in the Total Payments provided by reason of section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments shall first be reduced, and the noncash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (B) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments); provided, however, that the Participant may elect to have the noncash severance payments reduced (or eliminated) prior to any reduction of the cash severance payments.

(b)       All determinations required to be made under this Section 3.02 with respect to a particular Participant shall be made in writing within ten (10) business days of the receipt of notice from the Participant that there has been a Triggering Payment (or at such earlier time as is requested by the Company and the Participant) by the independent accounting firm then retained by the Company in the ordinary course of business (which firm shall provide detailed supporting calculations to the Company and such Participant) and such determinations shall be final and binding on the Company (including the Compensation Committee) and all Participants. Any fees incurred as a result of work performed by any independent accounting firm pursuant to this Section 3.02 shall be paid by the Company.

Section 3.03      Condition to Receipt of Severance Benefits. As a condition to receipt of any payment or benefits under this Article III, such Participant must enter into a Non-Solicitation, Non-Disclosure, Non-Disparagement and Release Agreement with the Company and its affiliates in the form then currently used by the Company.

Section 3.04	Limitation of Benefits.

(a)       Anything in this Plan to the contrary notwithstanding, the Company's obligation to provide the Continued Benefits shall cease if and when the Participant becomes employed by a third party that provides such Participant with substantially comparable health and welfare benefits.

(b)       Any amounts payable under this Plan shall be in lieu of and not in addition to any other severance or termination payment under any other plan or agreement with the Company. Without limiting the generality of the foregoing, in the event that a Participant becomes entitled to any payment under this Plan, such Participant shall not be entitled to receive any payment under the Company's Executive Severance Plan. As a condition to receipt of any payment under this Plan, the Participant shall waive any entitlement to any other severance or termination payment by the Company.

ARTICLE IV

DISPUTE RESOLUTION

Section 4.01      Negotiation. In case a claim, dispute or controversy shall arise between any Participant (or any person claiming by, through or under any Participant) and the Company (including the Compensation Committee) relating to or arising out of this Plan, either disputant shall give written notice to the other disputant ("Dispute Notice") that it wishes to resolve such claim, dispute or controversy by negotiations, in which event the disputants shall attempt in good faith to negotiate a resolution of such claim, dispute or controversy. If the claim, dispute or controversy is not so resolved within 30 days after the effective date of the Dispute Notice (as described in Section 5.08), either disputant may initiate arbitration of the claim, dispute or controversy as provided in Section 4.02. All negotiations pursuant to this Section 4.01 shall be held at the Company's principal offices in Birmingham, Alabama (or such other place as the disputants shall mutually agree) and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence and procedure.

Section 4.02      Arbitration. Any claim, dispute or controversy arising out of or relating to this Plan which has not been resolved by negotiations in accordance with Section 4.01 within 30 days of the effective date of the Dispute Notice (as described in Section 5.08) shall, upon the written request of either disputant, be finally settled by arbitration conducted expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association regarding resolution of employment-related disputes. The arbitrator may, without limitation, award injunctive relief, but shall not be empowered to award damages in excess of compensatory damages and each disputant shall be deemed to have irrevocably waived any damages in excess of compensatory damages, such as punitive damages. The arbitrator's decision shall be final and legally binding on the disputants and their successors and assigns, and judgment by the arbitrator may be entered in any court having jurisdiction. Each party shall pay its own fees, disbursements, and costs relating to or arising out of any arbitration, provided that the Company shall pay on behalf of the Participant all fees, disbursements, and costs relating to or arising out of any arbitration in respect of any claim brought by a Participant at any time following a Change in Control. All arbitration conferences and hearings shall be held within a thirty (30) mile radius of Birmingham, Alabama.

ARTICLE V

Miscellaneous Provisions

Section 5.01      Cumulative Benefits. Except as provided in Section 3.04, the rights and benefits provided to any Participant under this Plan are in addition to and shall not be a replacement of, all of the other rights and benefits provided to such Participant under any Benefit Plan or any agreement between such Participant and the Company except for any severance or termination benefits.

Section 5.02      No Mitigation. No Participant shall be required to mitigate the amount of any payment provided for in this Plan by seeking or accepting other employment following a termination of his or her employment with the Company or otherwise. Except as otherwise provided in Section 3.04, the amount of any payment provided for in this Plan shall not be reduced by any compensation or benefit earned by a Participant as the result of employment by another employer or by retirement benefits. The Company's obligations to make payments to any Participant required under this Plan shall not be affected by any set off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against such Participant.

Section 5.03      Amendment or Termination. The Board may amend or terminate the Plan at any time; provided however that the Plan may not be amended or terminated during the pendency of, or within six (6) months following, a Potential Change in Control, or within two (2) years following a Change in Control. Notwithstanding the foregoing, nothing herein shall abridge the authority of the Compensation Committee to designate a new Participant or to determine that a Participant shall no longer be entitled to participate in the Plan in accordance with Section 2.01(a) hereof. The Plan shall terminate when all of the obligations to Participants hereunder have been satisfied in full.

Section 5.04      Enforceability. The failure of Participants or the Company to insist upon strict adherence to any term of the Plan on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of the Plan.

Section 5.05	Administration.

(a)       The Compensation Committee shall have full and final authority, subject to the express provisions of the Plan, with respect to designation of Participants and administration of the Plan, including but not limited to, the authority to construe and interpret any provisions of the Plan and to take all other actions deemed necessary or advisable for the proper administration of the Plan.

(b)       The Company shall indemnify and hold harmless each member of the Compensation Committee and any other employee of the Company that acts at the direction of the Compensation Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member's or employee's own gross negligence or willful cause. Expenses against which such member or employee shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.

Section 5.06      Consolidations, Mergers, Etc. In the event of a merger, consolidation or other transaction, nothing herein shall relieve the Company from any of the obligations set forth in the Plan; provided, however, that nothing in this Section 5.06 shall prevent an acquirer of or Successor to the Company from assuming the obligations, or any portion thereof, of the Company hereunder pursuant to the terms of the Plan provided that such acquirer or Successor provides adequate assurances of its ability to meet this obligation. In the event that an acquirer of or Successor to the Company agrees to perform the Company's obligations, or any portion thereof, hereunder, the Company shall require any person, firm or entity which becomes its Successor to expressly assume and agree to perform such obligations in writing, in the same manner and to the same extent that the Company would be required to perform hereunder if no such succession had taken place.

Section 5.07      Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the Company and its Successors and assigns. This Plan and all rights of each Participant shall inure to the benefit of and be enforceable by such Participant and his or her personal or legal representatives, executors, administrators, heirs and permitted assigns. If any Participant should die while any amounts are due and payable to such Participant hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant's devisees, legatees or other designees or, if there be no such devisees, legatees or other designees, to such Participant's estate. No payments, benefits or rights arising under this Plan may be assigned or pledged by any Participant, except under the laws of descent and distribution.

Section 5.08      Notices. All notices and other communications provided for in this Plan shall be in writing and shall be sent, delivered or mailed, addressed as follows: (a) if to the Company, at the Company's principal office address or such other address as the Company may have designated by written notice to all Participants for purposes hereof, directed to the attention of the General Counsel, and (b) if to any Participant, at his or her residence address on the records of the Company or to such other address as he or she may have designated to the Company in writing for purposes hereof. Each such notice or other communication shall be deemed to have been duly given or mailed by United States certified or registered mail, return receipt requested, postage prepaid, except that any change of notice address shall be effective only upon receipt.

Section 5.09      Tax Withholding. The Company shall have the right to deduct from any payment hereunder all taxes (federal, state or other) which it is required to be withhold therefrom.

Section 5.10      No Employment Rights Conferred. This Plan shall not be deemed to create a contract of employment between any Participant and the Company and/or its affiliates. Nothing contained in this Plan shall (i) confer upon any Participant any right with respect to continuation of employment with the Company or (ii) subject to the rights and benefits of any Participant hereunder, interfere in any way with the right of the Company to terminate such Participant's employment at any time.

Section 5.11      Entire Plan. This Plan contains the entire understanding of the Participants and the Company with respect to severance arrangements maintained on behalf of the Participants by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Participants and the Company with respect to the subject matter herein other than those expressly set forth herein.

Section 5.12      Prior Agreements. This Plan supersedes all prior agreements, programs and understandings (including verbal agreements and understandings) between the Participants and the Company regarding the terms and conditions of Participant's severance arrangements in the event of a Change in Control.

Section 5.13      Severability. If any provision of the Plan is, becomes or is deemed to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Plan shall not be affected thereby.

Section 5.14      Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its conflict of laws rules, and applicable federal law.

Schedule A

[Omitted]